Exhibit 99.1

Heska Corporation:	Hayden IR:
Jon Aagaard	Brett Maas
Director, Investor Relations	Managing Partner
970.619.3033	646.536.7331
investorrelations@heska.com	brett@haydenir.com

Heska Reports Second Quarter Results
Revenue $29.7 million; Earnings per Diluted Share $0.24
Diagnostic Consumables up 16%

LOVELAND, CO, August 7, 2018 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its second quarter ended June 30, 2018. The Company reports results in two segments: Core Companion Animal (“CCA”) and Other Vaccines & Pharmaceuticals (“OVP”). The Company forecast provided during the May 15, 2018 Analyst Day in New York is referred to in this release as "Outlook"(1).

Second Quarter 2018 Highlights with Second Quarter Prior Year and Outlook Comparisons:

•	Net revenue down 11.2% to $29.7 million (Outlook $30.0 million)
•CCA segment revenue up 2.1% to $26.6 million
Point of Care Laboratory Consumables revenue up 16.0%
Point of Care Imaging revenue down 8.2%
•OVP segment revenue down 58.7% to $3.0 million

•	Consolidated gross margin down 70 basis points (bps) to 44.0% (Outlook 43%) due to OVP plant utilization charges and product mix (impact of approximately 390 bps)
•CCA segment gross margin up 190 bps to 49.5%
•OVP segment gross margin down 3,800 bps to -3.7%

•	Operating income down 51.7% to $2.2 million (Outlook $1.7 million)

•	Operating margin down 630 bps to 7.4% (Outlook 5.7%)

•	Net income attributable to Heska down 43.1% to $1.9 million

•	Diluted earnings per share down 45.8% to $0.24

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “I am pleased with this quarter’s results, which are in line with our quarter and full year Outlook. The second quarter exceeded our Outlook for gross margin by 100 bps and operating margin by 170 bps, while coming in lower by 1% for revenues. We continue to focus on growing our highest quality revenue streams and are having success in key areas such as Point of Care Laboratory Consumables, which rose 16% to overcome short term and expected declines in Point of Care Imaging, which we indicated would be volatile as it normalizes to deliver 10% to 12% growth for the full year. Gross margin in our key Point of Care Laboratory business line rose a healthy 240 bps, leading our CCA segment gross margins up 190 bps to 49.5%. Emphasis on these higher quality revenues improved company-wide operating profitability while offsetting an expected

3,800 basis point decrease to -3.7% in the OVP segment gross margins primarily from anticipated OVP product mix and plant utilization factors."

"For the full year, we continue to anticipate (i) OVP segment achieving our Outlook for approximately 22% gross margins, with higher margin shipments skewed to the fourth quarter, (ii) consolidated gross margin expansion from healthy sales growth and margins in key CCA segment business lines, and (iii) 15-20% Point of Care Laboratory Consumables and 10-12% in Imaging sales growth," added Mr. Wilson.

In mid-May, Heska was selected to partner with Pathway Vet Alliance, which provides state of the art pet healthcare in the United States in over 150 full-service hospitals staffed by over 3,000 dedicated employees. When combined with Heska’s Pet Vet Care Centers agreement win as the new year began, we have largely secured the corporately owned group hospital commitments to meet Heska’s market share goals from this class of customer for 2018. Entering the second half of the year, we are focused on installing and delighting these large, multi-year customers, even as we continue to track additional opportunities with other groups.”

Mr. Wilson continued, “The new Element DC5x dry chemistry analyzer began shipping in quantity to large volume domestic hospitals late in the period; the DC5x launch has gone well and these higher volume customers are responding favorably. Product development projects and geographic expansion initiatives announced in our Outlook continue on pace with my expectations. In addition to these previously announced projects, after many years of effort, Heska is excited to announce today our plans to release in the coming few months what we believe is the world’s most advanced rotor style chemistry solution for global animal health and veterinary markets. In anticipation of these launches, our North American field commercial team expansion from 85 to 105 customer focused professionals is on schedule and we continue work on our limited 2018 international launches and broad 2019 international launches."

"The global animal and pet healthcare industry continues to see favorable, broad-based trends that are increasingly driving meaningful investment and strategic consolidation activity," concluded Mr. Wilson. "As a leading provider and innovator in the space, Heska’s customer base, product portfolio, product pipeline, expertise, and growth opportunities are company-specific strengths that point towards an important and rapidly scalable role for Heska in the race to serve animals and pets of all types and nationalities. As we enter the second half of 2018 and prepare for a very exciting 2019, we are focused on enhancing this important role and we remain convinced that the value creation opportunities ahead of Heska far outstrip our past successes.”

Financial Results

Revenues
2018 second quarter revenue was $29.7 million, an 11.2% decrease from $33.4 million in the second quarter of 2017. CCA segment revenue increased 2.1% to $26.6 million, up from $26.1 million in the second quarter of 2017, driven primarily by strong Point of Care Laboratory Consumables revenue increase of 16%, offset by a decrease in Instrument revenue of 10%, largely due to lower levels of non-core, lower margin infusion pump sales and a moderation of Imaging instrument sales in the current period as compared to the prior year period. For the first half of 2018, Imaging diagnostics are in-line with full year expectations of 12% growth over the prior year first half. OVP segment revenue decreased 59% to $3.0 million in the second quarter of 2018, from $7.3 million in the second quarter of 2017. The decrease is due to lower production and shipments related to contract manufacturing agreements.

Cost of Revenues
Second quarter 2018 gross profit declined 12.5% to $13.1 million, compared to $14.9 million in the prior year. Second quarter 2018 gross margin was 44.0%, a decline of 70 bps from the 44.7% gross margin in the second quarter of 2017. This decline is due to a decline in gross margin in the OVP segment to -3.7% in the second quarter of 2018, from 34.3% in the second quarter of 2017, resulting from plant utilization charges and unfavorable product mix in this year’s second quarter period. Offsetting results in the OVP segment were rising margins in the CCA segment to 49.5%, up 190 bps over the prior year period, due primarily to sales of higher margin recurring Point of Care Laboratory Consumables under the Heska Reset program.

Income
Total operating expenses in the second quarter of 2018 were $10.9 million (36.6% of sales), compared to $10.4 million (31.0% of sales), in the prior year. The increase in operating expenses is primarily due to an increase in stock compensation expense. Operating income decreased 51.7% to $2.2 million during the second quarter of 2018, compared to $4.6 million in the second quarter of 2017. Operating margin of 7.4% for the second quarter of 2018 was negatively impacted by OVP segment volume and product mix. Net income attributable to Heska Corporation decreased to $1.9 million, or $0.24 per diluted share, in the second quarter of 2018, compared to $3.3 million, or $0.44 per diluted share, in the second quarter of 2017.

Cash Flow
Cash flow from operations was $0.3 million for the second quarter of 2018 and $4.5 million for the first six months of 2018, as compared to $2.9 million for the second quarter of 2017 and $4.9 million for the six months ended 2017.

Income Taxes
The Company’s effective income tax rate for the second quarter of 2018 was 10.2%, including 19.2% of tax rate benefit from stock-based compensation activity, compared to 32.9% for the second quarter of 2017. The Company estimates the discrete tax benefits associated with this activity was $0.5 million for the second quarter of 2018, or $0.05 of diluted earnings per share, which is comparable to the prior year period.

Balance Sheet
At June 30, 2018, Heska had $13.7 million in cash and cash equivalents, compared to $9.7 million as of December 31, 2017, and working capital of $42.5 million. Stockholders' equity increased to $109.9 million as of June 30, 2018, up from $100.4 million as of December 31, 2017.

Updated Consolidated Outlook for 2018(1)
Veterinary market indicators continue to point towards broad based industry growth, led by strong veterinary hospital pet visits, diagnostics utilization, industry earnings, and pricing. For the full year 2018, Heska continues to anticipate Point of Care Laboratory Consumables growth of between 15% and 20%, Point of Care Imaging growth of between 10% and 12%, and 1.5 to 2.0 competitive accounts share point gains in Point of Care Laboratory. Due to potentially (i) lower revenues from OVP segment contract manufacturing customers, (ii) lower CCA segment non-core infusion pumps and single use heartworm test sales, and (iii) higher ratios of operating versus capital lease treatment and extended installation schedules from corporate group customers in the second half, Heska’s updated Outlook is for approximately $31.0 million of consolidated revenues for the third quarter, down from the prior forecast of $34.6 million, and approximately $135 million of consolidated revenues for the full year, down from the prior forecast of $139 million. Due to focus and strength in higher margin revenue lines, the Outlook full year operating margins is revised to be higher by 30-35 bps to approximately 11.8%, and operating income is expected to be unchanged at approximately $16.0 million. Heska continues to anticipate capital investments towards major product line extensions, research and development, licensing agreements, and geographic expansion.
(1) In addition to other statements, all Outlook and Updated Consolidated Outlook statements are forward-looking; See "Forward-Looking Statements".

Investor Conference Call
Management will conduct a conference call on August 7, 2018 at 9 a.m. MDT (11 a.m. EDT) to discuss the second quarter 2018 financial results. To participate, dial 1-888-394-8218 (domestic) or 1-323-701-0225 (international) and reference conference call access number 9053418. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. Telephone replays of the conference call will be available for playback until August 14, 2018. The telephone replay may be accessed by dialing 1- 844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 9053418. The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA - News) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products. Heska's business is composed of Core Companion Animal Health ("CCA") segment, which represents approximately 80% of revenues, and Other Vaccines, Pharmaceuticals and Products ("OVP") segment. CCA segment includes, primarily for canine and feline use, Point of Care Laboratory testing instruments and consumables under a unique multi-year Reset Subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes, primarily for herd animal health, private label vaccine and pharmaceutical production under third party agreements and channels. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on third parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects; uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and other risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K/A for the year ended December 31, 2017.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Core companion animal health	$26,644	$26,090	$53,463	$49,875
Other vaccines, pharmaceuticals and products	3,018	7,315	8,964	13,089
Total revenue, net	29,662	33,405	62,427	62,964

Cost of revenue	16,597	18,476	36,055	34,826

Gross profit	13,065	14,929	26,372	28,138

Operating expenses:
Selling and marketing	5,944	5,993	12,084	12,093
Research and development	559	445	1,229	975
General and administrative	4,358	3,931	8,984	7,722
Total operating expenses	10,861	10,369	22,297	20,790
Operating income	2,204	4,560	4,075	7,348
Interest and other expense (income), net	92	(118)	88	(180)
Income before income taxes	2,112	4,678	3,987	7,528
Income tax expense (benefit):
Current income tax expense	12	10	29	17
Deferred income tax expense (benefit)	203	1,529	(94)	69
Total income tax expense (benefit)	215	1,539	(65)	86

Net income	1,897	3,139	4,052	7,442
Net loss attributable to non-controlling interest	—	(194)	—	(498)
Net income attributable to Heska Corporation	$1,897	$3,333	$4,052	$7,940

Basic earnings per share attributable to Heska Corporation	$0.26	$0.47	$0.57	$1.14
Diluted earnings per share attributable to Heska Corporation	$0.24	$0.44	$0.52	$1.05

Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	7,226	7,069	7,146	6,967
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	7,850	7,632	7,781	7,570

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2018	2017*
	UNAUDITED
ASSETS

Current Assets:
Cash and cash equivalents	$13,675	$9,659
Accounts receivable, net of allowance for doubtful accounts of $219 and $215, respectively	12,999	15,710
Due from – related parties	—	1
Inventories, net	28,873	32,596
Lease receivable, current, net of allowance for doubtful accounts of $36 and $0, respectively	2,593	2,069
Contract acquisition costs, current	865	30
Other current assets	3,073	3,066
Total current assets	62,078	63,131

Property and equipment, net	16,587	17,331
Goodwill	26,673	26,687
Other intangible assets, net	1,764	1,958
Deferred tax asset, net	11,970	11,877
Lease receivable, non-current	11,141	9,615
Contract acquisition costs, non-current	1,623	3
Other non-current assets	6,191	5,185
Total assets	$138,027	$135,787

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,038	$9,489
Due to – related parties	367	1,828
Accrued liabilities	3,143	4,417
Current portion of deferred revenue	3,008	3,992
Line of credit and other short-term borrowings	6,019	6,000
Total current liabilities	19,575	25,726
Long-term liabilities	8,530	9,621
Total liabilities	28,105	35,347

Stockholders' equity	109,922	100,440
Total liabilities and stockholders' equity	$138,027	$135,787

* December 31, 2017 amounts are derived from the December 31, 2017 audited Consolidated Financial Statements, reclassified to conform to current year presentation.